UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

F&G Annuities & Life, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

F&G Annuities & Life, Inc.

801 Grand Avenue, Suite 2600

Des Moines, IA 50309

June 2, 2023

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of F&G Annuities & Life, Inc. The meeting will be held virtually on July 12, 2023, at 11:00 a.m., Central Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including who can vote and the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card. Whether or not you plan to attend the virtual annual meeting, please vote by one of the outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

We are proud to have a dynamic, effective and highly-qualified board of directors with the right mix of skills, experiences and backgrounds at F&G.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Christopher Blunt
Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of F&G Annuities & Life, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Shareholders of F&G Annuities & Life, Inc. will be held via live webcast on July 12, 2023, at 11:00 a.m., Central Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FG2023 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m. Central Time. Please note that there will not be a physical location for the 2023 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to submit questions.

The meeting is being held in order to:

1.	Elect three Class I directors to serve until the 2026 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers (the Say-on-Pay Proposal);

3.	Select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we will hold future Say-on-Pay votes (the Say-on-Frequency Proposal); and

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set May 19, 2023 as the record date for the meeting. This means that owners of F&G Annuities & Life, Inc.’s common stock at the close of business on that date are entitled to:

●	Receive notice of the meeting; and

●	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the virtual annual meeting. Please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting.

You may vote your shares through the Internet, by telephone, or by mailing your proxy card. Instructions for our registered shareholders are described under the question “How Do I Vote?” on page 10 of the proxy statement.

Sincerely,

Jodi Ahlman

General Counsel & Corporate Secretary

Des Moines, Iowa

June 2, 2023

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND MAIL IT PROMPTLY IN AN ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 12, 2023: The Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

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F&G Annuities & Life, Inc. | 5

Proxy Statement

The proxy is solicited by the board of directors, or the board, of F&G Annuities & Life, Inc., or F&G or the Company, for use at the Annual Meeting of Shareholders to be held on July 12, 2023, at 11:00 a.m., Central Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/FG2023.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about June 2, 2023, to all shareholders entitled to vote at the meeting on or about June 2, 2023.

The Company’s principal executive offices are located at 801 Grand Ave. Suite 2600, Des Moines, Iowa 50309, and its telephone number at that address is (515) 330-3340.

Forward-Looking Statements

This proxy statement contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “should”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not present facts or current conditions or historical facts. including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We do not intend, and will not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances or changed assumptions after the date of such statements. The risks and uncertainties that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include, but are not limited to; general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; changes in our methodologies, estimates and assumptions regarding our valuation of investments and the determinations of the amounts of allowances and impairments; changes in our valuation allowance against our deferred tax assets, and restrictions on our ability to fully utilize such assets; the accuracy of management’s reserving assumptions; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; the impact of fiduciary standards on us and on our products, distribution and business model; changes in the federal income tax laws and regulations which may affect the relative income tax advantages of our products; changes in tax laws which affect us and/or our shareholders; the impact on our business of new accounting rules or changes to existing accounting rules; our potential need and our insurance subsidiaries’ potential need for additional capital to maintain our and their financial strength and credit ratings and meet other requirements and obligations; the impact of restrictions in our debt instruments on its ability to operate its business, finance its capital needs or pursue or expand its business strategies; our ability and our insurance subsidiaries’ ability to maintain or improve financial strength ratings; the performance of third parties including third-party administrators, investment managers, independent distributors, underwriters, actuarial consultants and other outsourcing relationships; our ability to attract and retain national marketing organizations and independent agents; our subsidiaries’ ability to pay dividends to us; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of F&G’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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General Information About the Company

Founded in 1959, F&G is a leading provider of insurance solutions serving retail annuity and life customers as well as institutional clients. Our mission is to help people turn their aspirations into reality and, as of December 31, 2022, F&G has approximately 623,000 policyholders who count on the safety and protection our fixed annuity and life insurance products provide.

Through our insurance subsidiaries, including Fidelity & Guaranty Life Insurance Company (FGL Insurance) and Fidelity & Guaranty Life Insurance Company of New York (FGL NY Insurance), we market a broad portfolio of annuities, including fixed indexed annuities and multi-year guarantee annuities, pension risk transfer solutions, as well as indexed universal life insurance and institutional funding agreements.

We were acquired on June 1, 2020, by Fidelity National Financial, Inc. (FNF). We benefited from immediate financial strength ratings upgrades following the acquisition; S&P and Fitch upgraded us to A-, A.M. Best affirmed at A-, and Moody’s upgraded to Baa1. These upgrades, valued by our distribution partners, positioned us to quickly expand our business in our existing channels and gain access to new markets. Gross sales increased from $4.5 billion for the full year 2020 to $11.3 billion in 2022 and did so profitably. We now operate in and source significant premiums from five distinct channels, versus a single channel prior to the acquisition by FNF in June of 2020.

We believe the strength of our balance sheet provides confidence to our policyholders and business partners and positions us for continued growth. Our invested assets comprise what we believe to be a highly rated and well diversified portfolio. As of December 31, 2022, 94% of our fixed maturity securities were rated under criteria of the National Association of Insurance Commissioners (the NAIC) as NAIC 1 or NAIC 2, the two highest credit rating designations of the NAIC. These assets are managed against what we believe to be prudently underwritten liabilities. We have in-force liabilities of $41.6 billion at December 31, 2022, with a liability duration of five years, well matched to our assets. FGL Insurance’s estimated U.S. RBC ratio was approximately 440% as of December 31, 2022, as compared to 451% and 415% as of December 31, 2021 and December 31, 2020, respectively. FGL Insurance expects to maintain its U.S. RBC ratio at or above our target of 400%. Going forward, we intend to fund our continued growth through strong and growing statutory earnings, reinsurance programs, and unused debt capacity.

General Information About The Virtual Annual Meeting

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

Why Did I Receive this Proxy Statement?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on May 19, 2023, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is Entitled to Vote?

All record holders of our common stock as of the close of business on May 19, 2023, are entitled to vote. As of the close of business on that day, 126,374,914 shares of our common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your shares of F&G common stock through a broker, bank or other holder of record, you are considered a “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

What Shares are Covered by the Proxy Card?

The proxy card covers all shares of F&G common stock held by you of record (i.e., shares registered in your name).

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How Do I Vote?

You may vote using any of the following methods:

At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How Do I Access the Virtual Annual Meeting? Who May Attend?” below for additional information on how to vote at the annual meeting.

By proxy. There are three ways to vote by proxy:

●	By mail, using your proxy card and return envelope;

●	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

●	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

What Does it Mean to Vote by Proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, President and Corporate Secretary, who are sometimes referred to as the proxy holders. By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy by returning a signed proxy or by telephone or Internet but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On What am I Voting?

You will be asked to consider four proposals at the annual meeting.

●	Proposal No. 1 asks you to elect three Class I directors to serve until the 2026 Annual Meeting of Shareholders.

●	Proposal No. 2 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2022 (the Say-on-Pay Proposal).

●	Proposal No. 3 asks you to select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we will hold future Say-on-Pay votes (the Say-on-Frequency Proposal).

●	Proposal No. 4 asks you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.

How Does the Board Recommend that I Vote on These Proposals?

The board recommends that you vote “FOR ALL” director nominees in Proposal 1, and “FOR” Proposals 2 and 4, and for a frequency of “annual” or “1 YEAR” in Proposal 3.

What Happens if Other Matters are Raised at the Meeting?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in our certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What If I Submit a Proxy and Later Change My Mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

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Who Will Count the Votes?

Broadridge Financial Solutions, Inc. will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How Many Votes Must Each Proposal Receive to be Adopted?

The following votes must be received:

●	For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. Withhold votes and broker non-votes are not counted as votes cast and will therefore have no effect.

●	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, this vote is advisory in nature. Our bylaws require that proposals relating to matters other than the election of directors be approved by the affirmative vote of a majority of the shares of our common stock represented and entitled to vote on the matter, in which case abstentions have the effect of a vote against Proposal No. 2. Broker non-votes are not counted as shares entitled to vote on Proposal No. 2 and will therefore have no effect. Because the vote on Proposal No. 2 is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers.

●	For Proposal No. 3 the option of annual, biennial or triennial frequency that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Because this proposal seeks the input of our shareholders and provides our shareholders with the option to vote to hold a say-on-pay vote annually, biennially or triennially, there is no minimum vote requirement for this proposal. Although our board recommends holding a say-on-pay vote annually, you have the option to specify one of four choices for this proposal on the proxy card: 1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN, and the outcome will be determined by the option that receives a plurality of the votes cast with respect to this matter. Abstentions and broker non-votes will have no effect. You are not voting to approve or disapprove of the board’s recommendation. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

●	For Proposal No. 4 regarding the ratification of the appointment of Ernst & Young LLP, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote on the matter would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

What Constitutes a Quorum?

A quorum is present if a majority of the outstanding shares of our capital stock issued and entitled to vote at the virtual annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum of each class is present.

What Are Broker Non-Votes? If I Do Not Vote, Will My Broker Vote for Me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal No. 4 regarding the appointment of Ernst & Young LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1, 2 and 3, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

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What Effect Does an Abstention Have?

With respect to Proposals No. 1 and 3, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to each of Proposals No. 2 and 4, abstentions will have the effect of a vote against the proposals.

Who Pays the Cost of Soliciting Proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

What If I Share a Household with Another Shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission, called householding. Under this procedure, F&G shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

In accordance with the rules of the Securities and Exchange Commission, we have elected to furnish to our shareholders this Proxy Statement and our Annual Report on Form 10-K by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice of Internet Availability is being mailed to our shareholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct shareholders to a website where they can access our proxy materials and view instructions on how to vote via the Internet or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available for shareholders at www.proxyvote.com. Instead of receiving future copies of our Proxy Statement and Annual Report on Form 10-K to shareholders by mail, shareholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Shareholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

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How Do I Access the Virtual Annual Meeting? Who May Attend?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/FG2023, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the virtual annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 11:00 a.m., Central Time, on July 12, 2023, and we encourage you to access the meeting prior to the start time.

Will I Be Able to Ask Questions During the Virtual Annual Meeting?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/FG2023. The Company will respond to as many appropriate questions during the annual meeting as time allows.

How Can I Request Technical Assistance During the Virtual Annual Meeting?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual annual meeting.

Corporate Governance Highlights

Our board is focused on good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” below for more detail on F&G’s governance practices.

●      Majority voting in uncontested director elections;

●      Annual performance evaluations of the board of directors and committees;

●      Robust stock ownership guidelines for our executive officers and directors;

●      Independent audit, compensation and corporate governance and nominating committees;

●      Shareholder engagement on compensation and governance issues; and

●      No supermajority voting requirement for shareholders to act.

Corporate Governance and Related Matters

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board of directors reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on our website at www.investors.fglife.com.

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Codes of Ethics

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct & Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics are designed to maintain our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on our website at www.investor.fglife.com. Copies of our Code of Business Conduct & Ethics and our Code of Ethics for Senior Financial Officers are available for review on our website at www.investor.fglife.com.

Our Approach to Environmental, Social, and Governance (ESG)

F&G’s solutions inherently provide a social good, and that sentiment of service also provides the foundation for F&G’s culture and guides business operations as well as interactions within our communities. Our Company and our board of directors seek to address ESG issues to better serve our employees, business partners, and the communities impacted by our business. To honor that goal, our management team leads our ESG efforts with oversight from the audit committee, who reports our ESG progress and efforts to the board of directors.

Being Environmentally Conscious: F&G works to integrate environmental management practices into our operations, including our facilities. As part of our commitment to preserve the environment, we understand that we not only have a duty to protect the local environments where we operate, but that environmental change also poses risks and opportunities to our business. In 2022, we formed a Climate Risk Working Group to conduct our first climate risk assessment to understand climate-related risks that may impact our business and to manage these risks through our enterprise risk management systems.

F&G aims to reduce the Company’s environmental footprint through a variety of sustainable and environmentally sound programs throughout its new headquarters building in Des Moines, Iowa. This includes:

●	Sensors on restroom equipment to limit excess water flow

●	Recycling bins at each workspace;

●	Installation of motion sensors to reduce electricity use; and

●	Flexible work from home arrangements which reduce commute time and paper usage

Being the Best Place to Work: F&G is committed to providing employees with the opportunities and flexibility they need to succeed, as well as ensuring a culture of belonging and inclusion by:

●	Providing competitive benefits offerings to meet diverse employee needs including more flexible paid time off, an Employee Assistance Program and a wellness reimbursement;

●	Supporting employee growth through learning programs, tuition reimbursement, and manager and leadership training;

●	Increasing the percentage of women and people of color in leadership roles; F&G’s executive team is now comprised of 40% female leadership;

●	Driving diversity and inclusion in the workplace and beyond through partnerships including:

●	The International Association of Black Actuaries and The Organization of Latino Actuaries where F&G employees are members and serve as a network for potential new hires;

●	Women Lead Change, an organization dedicated to the development, advancement and promotion of women, their organizations, and impact to the economy and future workforce; and

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●	Capitol City Pride, brings together members of Iowa’s LGBTQ+ community, allies and businesses and honored F&G as the 2021 Corporate Partner of the Year.

●	Enabling our employee-led Employee Resource Groups work in creating awareness and support around important topics such as mental health awareness with guidance from a Diversity, Equity and Inclusion Advisory Council; and

●	Ranking as a Top Workplaces company for 5 consecutive years according to the Des Moines Register Top Workplace Survey.

Being a Responsible & Award-Winning Community Partner: F&G believes people are not in a position to turn their aspirations into reality if their most essential needs are not satisfied. Therefore, F&G focuses its community engagement and charitable giving to support essential needs such as food insecurity and housing. In 2021 and 2020, F&G won awards from the United Way for its corporate support and employee involvement. Other community investments include:

●	Serving as founding partner of the American Council of Life Insurers’ Impact Investments Initiative to make housing affordable and sustainable in underserved communities;

●	Fostering partnerships in the Des Moines community with the Iowa Food Bank and Polk County Housing Trust;

●	Offering company-wide volunteer events for employees to make an impact locally with organizations such as Rebuilding Together;

●	Providing employees with 16 hours of paid time off per year for corporate volunteering and 16 hours for personal volunteering; and

●	Supporting dozens of other community organizations identified by F&G employees in support of essential needs within the community where they live and work.

Data Privacy and Cybersecurity

F&G is highly dependent on information technology. We are focused on making strategic investments in information security to protect our clients and our information systems. Our investments include both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As our primary solutions and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques.

Internal audits, external audits, regulatory reviews and self-assessments are conducted to assess the effectiveness and maturity of our Enterprise Risk Management and Information Security Program on a recurring basis. We maintain Miscellaneous Professional Liability insurance which provides coverage for cybersecurity incidents as part of our insurance program.

Our board has a strong focus on cybersecurity. Our approaches to cybersecurity and privacy are overseen by the audit committee. At each regular meeting of the audit committee of our board of directors, our Chief Risk Officer, and Chief Audit Executive provide reports relating to existing and emerging risks, including, as appropriate, risk assessments, cyber and data security risks and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, our audit committee chairman and one of our other audit committee members have attended third-party director education courses on cybersecurity and privacy issues and trends in recent years.

Our employees are one of our strongest assets in protecting our customers’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at F&G. We continue to provide strong focus on all areas of cybersecurity, including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight third-party risk management, disaster recovery and continuity management.

F&G Annuities & Life, Inc. | 13

The Board

Our board is composed of William P. Foley, II (Chairman), Douglas Ammerman, Christopher Blunt, Douglas Martinez, Michael Nolan, Raymond Quirk and John Rood. Celina Wang Doka was appointed to our board on May 25, 2023, with a term that begins on July 1, 2023.

On December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of F&G (the Spin-Off) and our fiscal year ended on December 31, 2022. Due to the short time period, the board and its committees conducted all of its business and approved all corporate action by unanimous written consent and did not meet during such period. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2023 virtual annual meeting.

Status as a Controlled Company

Because FNF owns approximately 84% of the shares of outstanding F&G common stock, we are a controlled company within the meaning of the rules of the New York Stock Exchange. In accordance with a provision in New York Stock Exchange rules for controlled companies, the Company is not required to comply with New York Stock Exchange listing standards that provide for (1) a majority of the Board of Directors being composed of independent directors, (2) a nominating/corporate governance committee composed solely of independent directors and (3) a compensation committee composed solely of independent directors. Notwithstanding these exemptions, all the members of our compensation committee and corporate governance and nominating committee are independent in accordance with the New York Stock Exchange listing standards. This may change in the future, however, at the Company’s discretion.

The controlled company exemptions do not modify the independence requirements for the audit committee, and we have complied with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange with respect thereto.

Director Independence

None of Messrs. Blunt, Foley, Quirk or Nolan qualify as independent directors under the New York Stock Exchange listing standards by virtue of their respective executive positions with F&G or FNF. The board of directors has determined that Douglas K. Ammerman, John D. Rood, Douglas Martinez and Celina Wang Doka are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines.

In considering the independence of Douglas K. Ammerman and John D. Rood, the board of directors considered that Messrs. Ammerman and Rood serve on the board of directors of FNF and determined that these relationships were not of a nature that would impair their independence.

Committees of the Board

The board has three standing committees: an audit committee; a compensation committee; and a corporate governance and nominating committee. The charter of each standing committee is available on the Investor Info page of our website at www.investors.fglife.com. Each committee reviews its charter annually. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Messrs. Rood (Chair) and Ammerman. Each of Messrs. Rood and Ammerman was deemed to be independent by the board, as required by the New York Stock Exchange.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are: The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

●	Identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

●	Reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;

●	Overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee and its charter;

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●	Developing and recommending to the board the corporate governance principles applicable to us and reviewing our Corporate Governance Guidelines at least annually;

●	Making recommendations to the board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

●	Considering director nominees recommended by shareholders; and

●	Reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

Audit Committee

The members of the audit committee are Douglas K. Ammerman (Chair), John D. Rood and Douglas Martinez. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Mr. Ammerman, Mr. Rood and Mr. Martinez is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The audit committee acted by written consent once in 2022.

The primary functions of the audit committee include:

●	Appointing, compensating and overseeing our independent registered public accounting firm;

●	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements and the internal audit function;

●	Conducting an annual self-evaluation of the performance of the audit committee and its charter;

●	Overseeing the adequacy and effectiveness of disclosure controls and procedures and internal control over financial reporting;

●	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

●	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

●	Pre-approving audit and non-audit services provided by our independent registered public accounting firm;

●	Discussing earnings press releases and financial information provided to analysts and rating agencies;

●	Discussing with management our policies and practices with respect to risk assessment and risk management, including those relating to cybersecurity and ESG risk;

●	Reviewing any material transaction between our Chief Financial Officer or Chief Accounting Officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer;

●	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations;

●	Reviewing and approving all transactions involving an amount in excess of $120,000 in which F&G is to be a participant and in which any related person has a direct or indirect material interest; and

●	Overseeing the adequacy and effectiveness of procedures to ensure legal and regulatory compliance with the Code of Conduct.

F&G Annuities & Life, Inc. | 15

Report of the Audit Committee

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2022:

In performing our oversight function, we reviewed and discussed with management and Ernst & Young LLP, or EY, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2022. Management and EY reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of F&G and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with EY matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with EY their independence. In addition, we have considered whether EY’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and EY the overall scope and plans for their respective audits. We met with EY at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and that EY be appointed independent registered public accounting firm for F&G for 2023.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal controls and expressing an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934, as amended, in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)

John D. Rood

Douglas Martinez

Compensation Committee

The members of the compensation committee are Messrs. Rood (Chair) and Ammerman. Each of Messrs. Rood and Ammerman was deemed to be independent by the board, including for the purposes of serving on the compensation committee, as required by the New York Stock Exchange. The functions of the compensation committee include the following:

● Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating his performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

●     Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;

●     Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations;

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●	Making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

●	Reviewing and discussing with management of F&G the Compensation Discussion and Analysis, as applicable;

●	Conducting an annual self-evaluation of the performance of the compensation committee and its charter;

●	Reviewing and approving the annual compensation risk assessment conduct by management pay ration ratio disclosure, as applicable;

●	Considering the results of the most recent shareholder advisory vote on executive compensation and making recommendations to the board regarding any change to the frequency with which F&G will conduct a say-on-pay vote, as applicable;

●	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and other Section 16 Officers; and

●	Approving the compensation of our non-management directors.

For more information regarding the responsibilities of the compensation committee, please refer to the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Director Compensation” below.

Board Leadership Structure

We have separated the positions of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. As our Executive Chairman of the board, Mr. Foley continues to be the driving force behind the development and execution of our strategic direction. As Chief Executive Officer, Mr. Blunt leads all activities related to the growth and expansion of our insurance related businesses and operations, overall financial performance, and investor relations.

Board Role in Risk Oversight

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees F&G’s financial reporting process, risk management program, including ESG risk, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management also reports quarterly to the audit committee and the board of directors regarding claims, and the audit committee receives quarterly reports on compliance matters. Our audit committee also oversees our environmental sustainability policies and programs.

Our board has a strong focus on cyber-security. At each regular meeting of the audit committee, our Chief Risk Officer and Chief Audit Executive provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, Mr. Rood and Mr. Ammerman have attended third-party director education courses on cyber-security and privacy issues and trends.

The corporate governance and nominating committee considers the adequacy of F&G’s governance structures and policies. The compensation committee reviews and approves F&G’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on F&G. Each committee provides reports on its activities to the full board of directors.

On an ongoing basis management identifies strategic risks of F&G and aligns both its disclosure controls and procedures and its annual audit plan with the identified and addressable risks. Risks are evaluated over all timeframes, however the focus of management’s risk assessment is on risks to the long-term viability of F&G. Risks with the potential for an adverse impact to the Company in the near term are prioritized to the extent they present a risk to the viability of the Company. Management presents updates on the current year progress of the Company’s risk management program to the audit committee quarterly.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, F&G Annuities & Life, Inc., 801 Grand Ave. Suite 2600, Des Moines, Iowa 50309. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

F&G Annuities & Life, Inc. | 17

Certain Information About Our Directors

Director Criteria, Qualifications and Experience and Process for Selecting Directors

Our board and the corporate governance and nominating committee are committed to including the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee periodically evaluate our board’s composition with the goal of developing a board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

●	Personal qualities and characteristics, accomplishments and reputation in the business community;

●	Current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

●	Ability and willingness to commit adequate time to the board and committee matters;

●	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

●	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

Composition, Tenure, Recent Refreshment and Diversity

We believe that the current composition of our board has served us well and that our current directors possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. As the need arises, we will selectively add new board members who have important skill sets, experience or diversity of viewpoint. Our board is composed of a mix of directors, some of whom have served on our board since before our Spin-Off from FNF and have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face, and others who have joined our board more recently and bring new skills, experience and perspectives to our board. Having directors with a longevity of service and deep understanding of our business has been critical to our ability to effectively execute on our long-term strategy, but we recognize the importance of adding new highly talented directors to broaden the skills and experience of our board as a whole and add new and diverse viewpoints.

Our corporate governance and nominating committee regularly examines ways that it can foster the diversity of our board across many dimensions to maintain its ability to operate at a high-functioning level and to reflect the board’s commitment to inclusiveness. In connection with this examination, our Corporate Governance Guidelines expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups as candidates for nomination as directors.

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Information About the Director Nominees and Continuing Directors

The biographical information concerning our nominees proposed for election at the annual meeting as Class I directors of the Company, as well as our continuing Class II and Class III directors.

Nominees for Class I Directors - Term Expiring 2026

Name	Position	Age

John D. Rood	Chairman of the Nominating and Governance Committee Chairman of the Compensation Committee Member of the Audit Committee	69

Michael J. Nolan	Director	63

Douglas Martinez	Member of the Audit Committee	61

John D. Rood: Mr. Rood has served on our board of directors since December 2022. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with more than 30 years of experience in multifamily development and investment. Mr. Rood has also served on the board of directors of FNF since May 2013 and served on the board of directors Black Knight, Inc. since December 2014. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board. Mr. Rood served on the Enterprise Florida and Space Coast Florida board of directors from September 2016 until February 2019. He previously served on the board of Alico, Inc. and currently serves on several private boards. Mr. Rood’s qualifications to serve on the F&G board of directors include his many years of experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy, his understanding of cyber-security risks gained through director training programs, and his experience as a director on boards of both public and private companies.

Michael J. Nolan: Mr. Nolan has served on our board of directors since August 2020. Mr. Nolan has served as Chief Executive Officer of FNF since February 2022 and previously served as President of FNF from January 2016 to February 2022. He served as the Co-Chief Operating Officer of FNF from September 2015 to January 2016. Additionally, he served as President of Eastern Operations for Fidelity National Title Group from January 2013 until March of 2022. He has held various executive and management positions, including Division Manager and Regional Manager from the time he joined FNF in 1983, with responsibilities for managing direct and agency operations for the Midwest and East Coast, FNF’s operations in Canada, IPX, Fidelity’s 1031 exchange company, and Fidelity Residential Solutions, Fidelity’s relocation company. Mr. Nolan’s qualifications to serve on the F&G board of directors include his decades of experience in the insurance industry and many leadership roles.

Douglas Martinez: Mr. Martinez has served on our board of directors since April 2023. Mr. Martinez has served as Chairman and CEO of Cross Section Capital, a privately held institution with a focus on mergers & acquisitions that also provides an array of traditional investment banking services, since May of 2019. From January 2018 to April 2019, Mr. Martinez served as President and Chief Executive Officer for Christian Community Credit Union, a national regulated non-profit banking institution with over 30,000 members. Mr. Martinez previously served as CEO of Cross-Section Ventures, Inc a privately held Creative Technology and Investment entity from May of 2005 to February 2018. Mr. Martinez has 38 years of senior executive leadership experience across multiple areas of management that include sales, strategic marketing, operations, finance, risk management and corporate/board governance. His successful career includes holding senior executive roles with broad management and governance responsibilities for several global organizations, including Managing Director of American Standard’s Global Faucet and Brass business from June 1984 to October 1988, Vice President, Executive Director of Price Pfister Pfaucets (which was sold to the Black & Decker Company in 1990) from November 1988 to December 1995. Mr. Martinez also served as Senior Vice President of RSI Home Products from January 1996 to March 1999. From February 2000 to April 2004 Mr. Martinez was active in the management of several successful private equity investment transactions. Mr. Martinez’s qualifications to serve on the F&G board of directors include his many years of experience in a variety of leadership roles.

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Class II Directors - Term Expiring 2024

Name	Position	Age

Douglas K. Ammerman	Chairman of the Audit Committee Member of the Compensation Committee Member of the Nominating and Governance Committee	68

Celina Wang Doka	Director	62

Raymond Quirk	Director	76

Douglas K. Ammerman: Mr. Ammerman has served on our board of directors since December 2022. Mr. Ammerman has also served as a director of FNF since 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Stantec Inc. since September 2011, where he serves as Chairman, and as a director of Dun & Bradstreet since February 2019. Mr. Ammerman formerly served on the boards of El Pollo Loco, Inc., J. Alexander’s Holdings, Inc. and Foley Trasimene Acquisition Corp. Mr. Ammerman’s qualifications to serve on the F&G board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG, and his experience as a director on the boards of other companies.

Celina Wang Doka: Ms. Doka was appointed to our board of directors on May 25, 2023, with a term that begins on July 1, 2023. Ms. Doka is a retired audit partner of KPMG LLP where she led KPMG’s Building, Construction and Real Estate practice in the firm’s Orange County office, served on KPMG’s Partnership Audit Committee, and co - led the Orange County Chapter of KPMG’s Network of Women. She also serves as a director of Stantec Inc. since March 2023. She is currently the Immediate Past President of the Board of Directors of Human Options, a non-profit organization focused on ending the cycle of domestic violence, and formerly chaired the Advisory Board for the University of California at Irvine’s Paul Merage School of Business, Program for Real Estate Management. Ms. Doka’s qualifications to serve on the F&G board of directors include her financial and accounting background and expertise, including her 39 years with KPMG, where she provided accounting and auditing services for a wide variety of public and private clients, specializing in the real estate, investment management, civil engineering, medical device, life sciences, pharmaceutical and title insurance industries.

Raymond Quirk: Mr. Quirk has served on our board of directors since August 2020. Mr. Quirk has served as Executive Vice-Chairman of FNF since February 2022 and formerly served as Chief Executive Officer of FNF from December 2013 to February 2022. He has also served as a director of FNF since February 2017. Previously, he had served as the President of FNF from April 2008 to December 2013. Mr. Quirk served as Co-President of FNF from May 2007 to April 2008 and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. Mr. Quirk formerly served on the board of directors of J. Alexander’s Holdings, Inc. Mr. Quirk’s qualifications to serve on the F&G board of directors include his more than 37 years of experience with FNF, his deep knowledge of our business and industry and his strong leadership abilities.

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Class III Directors - Term Expiring 2025

Name	Position	Age

William P. Foley, II	Director; Executive Chairman of the Board	78

Christopher Blunt	Director; President and Chief Executive Officer	60

William P. Foley, II: Mr. Foley has served as Executive Chairman of F&G since November 2022. Mr. Foley is a founder of FNF and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has served as Chairman of Cannae Holdings, Inc. since July 2017 and non-executive Chairman since May 2018. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since 2019. Mr. Foley has also served as non-executive Chairman of the board of directors of Dun & Bradstreet since February 2019 and as Executive Chairman since February 2022, Mr. Foley has served as the non-executive Chairman of the board of directors of Alight, Inc. since April 2021 and served on the board of its predecessor, Foley Trasimene Acquisition Corp. from May 2020 until April 2021. From January 2014 to June 2021, Mr. Foley also served as Chairman of the Board of Black Knight, Inc. and its predecessors. He served as non-executive Chairman of the board of directors of Paysafe Limited and its predecessor, Foley Trasimene Acquisition Corp. II, from March 2020 until March 2022. Mr. Foley formerly served as Co-Chairman of FGL Holdings, as a director of Ceridian HCM Holding Inc. from September 2013 to August 2019 and as Vice Chairman of Fidelity National Information Services, Inc. Mr. Foley formerly served on the boards of Austerlitz Acquisition Corporation I and Austerlitz Acquisition Corporation II and Trebia Acquisition Corp., which were blank check companies, but resigned from those boards in April 2021. Mr. Foley’s qualifications to serve on the F&G board of directors include more than 30 years as a director and executive officer of FNF, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and executing mergers, acquisitions and other strategic transactions.

Christopher Blunt: Mr. Blunt joined F&G in 2019 after 34 years in a variety of insurance, investment management and marketing roles. Prior to joining F&G, from January 2018 to December 2018, he served as Chief Executive Officer of Blackstone Insurance Solutions (BIS), after nearly 13 years at New York Life in a variety of executive leadership roles. During his tenure at New York Life, Mr. Blunt was the President of New York Life’s $500 billion Investment Group and previously Co-President of the Insurance and Agency Group, which included the company’s U.S. Life Operations, Seguros Monterrey, and AARP Direct business. Prior to joining New York Life, Mr. Blunt spent 16 years in a variety of senior marketing and distribution roles in the investment management industry, including Chief Marketing Officer - Americas for Merrill Lynch Investment Managers and as a Managing Director and National Sales Manager for Goldman Sachs Asset Management. Mr. Blunt received a B.A. in history from the University of Michigan and an MBA in finance from The Wharton School at the University of Pennsylvania and currently serves on the Board of Directors of the YMCA of Greater New York, United Way of Central Iowa, and as a Trustee of the American College of Financial Services. Mr. Blunt’s qualifications to serve on the F&G board of directors include his many years of leadership experience across multiple institutions in the insurance industry.

F&G Annuities & Life, Inc. | 21

Proposal No. 1: Election of Directors

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of not less than one member, with the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The Class I directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The current number of directors is eight. The board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the board as Class I directors for a three-year term expiring in 2026.

John D. Rood

Michael J. Nolan

Douglas Martinez

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

Certain Information About Our Executive Officers

The executive officers of the Company are set forth in the table below, together with biographical information, except for Messrs. Blunt and Foley, whose biographical information is included under the section titled “Certain Information about our Directors.”

Name	Position	Age
Christopher Blunt	President and Chief Executive Officer	60
William P. Foley, II	Executive Chairman of the Board	78
Wendy JB Young	Chief Financial Officer	59
John Currier	President - Retail Markets	52
Leena Punjabi	Chief Investment Officer	44
David Martin	Chief Risk Officer	54

Wendy JB Young: Ms. Young is the Chief Financial Officer of F&G and has served in that role since February 2022. Ms. Young has over 35 years of insurance industry experience and over 20 years with F&G, working in a broad range of actuarial, finance and reinsurance functions. From February 2014 to February 2022, Ms. Young served as F&G’s CRO and CEO of F&G’s Bermuda reinsurance entities. As CFO, Ms. Young oversees all aspects of the corporate finance function including Chief Accounting Office, Corporate Actuarial, FP&A, Capital and Ratings management, Reinsurance Strategy, Tax, Treasury and Transformation.

John Currier: Mr. Currier has served as the President of Retail Markets since February 2021. He is responsible for business unit profit and loss, and he oversees sales, operations, marketing, new business profitability and in-force management. Mr. Currier joined F&G in May 2015 as Deputy Chief Actuary, was named Chief Actuary in October 2016 and was promoted to Chief Actuary and Chief Product Officer in March 2019. Mr. Currier has over 30 years of industry experience.

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Leena Punjabi: Ms. Punjabi has served as Chief Investment Officer for F&G since January 2021. She oversees F&G’s investment portfolios in partnership with Blackstone Insurance Solutions (BIS). Prior to joining F&G in 2019 as VP, Asset Management, she was a Principal at Mercer where she worked for 13 years providing investment advice to insurance companies and corporate pension plans.

David Martin: Mr. Martin has served as the Company’s Chief Risk Officer since April 2022, overseeing F&G’s enterprise risk management framework. Since joining F&G in 2011, Mr. Martin has been instrumental in supporting F&G’s investment portfolio strategy while serving in various senior roles at F&G, including Co-Chief Investment Officer.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis section, we provide an overview and analysis of F&G’s executive compensation programs, including discussions of F&G’s compensation philosophies. Prior to the distribution and separation from FNF on December 1, 2022, we had been a wholly owned subsidiary of FNF and our compensation decisions were made by FNF’s senior management and the Compensation Committee of FNF’s board of directors (the FNF Compensation Committee). As of December 1, 2022, the Compensation Committee of F&G (the F&G Compensation Committee) reviewed all aspects of compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements. For purposes of this Compensation Discussion and Analysis section, the term “Decision Makers” refers to FNF’s senior management and the FNF Compensation Committee for the compensation decisions made prior to December 1, 2022, and refers to the F&G Compensation Committee for the compensation decisions made on or following December 1, 2022. The discussion below is intended to help provide an understanding of the detailed information in the compensation tables and related narrative disclosure below. We discuss the material elements of our compensation program and the material factors considered by the appropriate Decision Makers in making compensation decisions. The following table identifies our named executive officers (NEOs) as of December 31, 2022, as defined by Securities and Exchange Commission regulations:

Named Executive Officers (NEOs)	Position
Christopher O. Blunt	President, Chief Executive Officer and Director
Wendy Young	Chief Financial Officer
John Currier	President, Retail Markets
Scott Cochran	President, Institutional and New Markets[1]
William Foley	Executive Chairman[2]
John T. Fleurant	Former Chief Financial Officer[3]

1 On April 20, 2023, Mr. Cochran provided notification of his intent to leave F&G to pursue other opportunities. He will serve as a non-Section 16 officer in the capacity of Special Adviser to the Chief Executive Officer of F&G until his departure at the end of the 2023 calendar year.

2 In connection with Mr. Foley’s appointment to the Board of Directors, he assumed the role of Executive Chairman as of December 1, 2022.

3 Mr. Fleurant’s employment terminated on May 31, 2022.

Compensation Philosophy and Practices

Overview

The appropriate Decision Makers considered several important qualitative and quantitative factors when determining the overall compensation of named executive officers in 2022, including:

●	The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence company performance;

●	The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

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●	The business environment and F&G’s business objectives and strategy;

●	F&G’s financial performance in the prior year;

●	The need to retain and motivate executives;

●	Corporate governance and regulatory factors related to executive compensation; and

●	Marketplace compensation levels and practices.

Role of F&G’s Executive Officers

In evaluating the compensation of F&G’s named executive officers, the appropriate Decision Makers consider the recommendations from F&G’s Chief Executive Officer with respect to the compensation of his direct reports. In making recommendations, the Chief Executive Officer reviews the performance of the other named executive officers (other than Mr. Foley), job responsibilities, importance to F&G’s overall business strategy, and F&G’s compensation philosophy. F&G’s Chief Executive Officer does not make recommendations to the appropriate Decision Makers regarding his own compensation or Mr. Foley’s compensation. The compensation decisions are not formulaic, and the members of the Decision Makers did not assign precise weights to the factors listed above. The Decision Makers utilized their individual and collective business judgment to review, assess, and approve compensation for F&G’s named executive officers.

Role of F&G’s Compensation Consultant

Prior to our separation and distribution, FNF used Mercer as its independent compensation consultant. Following the separation and distribution, the F&G Compensation Committee engaged, as its independent compensation consultant, the Strategic Compensation Group to conduct marketplace reviews of the compensation F&G pays its executive officers. They gathered marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, pay mix and other key statistics. This data is collected and analyzed annually. The marketplace compensation data provides a point of reference for the F&G Compensation Committee, but the F&G Compensation Committee ultimately makes subjective compensation decisions based on all the factors described above. For 2022, Strategic Compensation Group used two marketplace data approaches: (1) two general executive compensation surveys with a focus on companies with similar Assets Under Management (AUM), and (2) compensation information from F&G’s peer group. The Strategic Compensation Group performed these services solely on behalf of the F&G Compensation Committee. The F&G Compensation Committee has assessed the independence of the Strategic Compensation Group, as required under the New York Stock Exchange and Securities and Exchange Commission rules, and has concluded that no conflict of interest exists with respect to its services to the F&G Compensation Committee.

F&G’s Peer Group

In 2022, Strategic Compensation Group recommended, and F&G’s Compensation Committee approved the below as F&G’s peer group.

American Equity Investment Life American Financial Group Assurant, Inc. Athene Holding, Ltd. Brighthouse Financial CNO Financial Group Equitable Holdings, Inc.	Genworth Financial Globe Life Kemper Corp Lincoln National Corp Principal Financial Group Unum Group Voya Financial

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Compensation Practices of F&G

In 2022, Strategic Compensation Group reviewed the structure and mechanics of the various components of our compensation programs and practices. In order to obtain a complete view of the competitive market for talent, Strategic Compensation Group considered data from published survey sources, which includes industry peers from privately held and publicly traded organizations. In particular, Strategic Compensation Group analyzed two key elements: current competitive market positioning and equity plan design. Competitive market positioning relates to overall base pay delivery, base salaries, annual and long-term incentive targets and payouts. Equity plan design is the assessment of the design attributes of other organizations’ incentive plans that provide perspectives on performance measurement, long-term incentive vehicles, vesting and shareholding requirements.

Strategic Compensation Group’s assessment in 2022 indicated that our compensation structure is well-balanced, aligns to F&G’s philosophies and demonstrates alignment between company performance and executive compensation.

Other Related Considerations

Components of F&G’s Executive Compensation Program

F&G compensates its executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives. Mr. Foley did not receive a base salary or an annual cash incentive in 2022. F&G also provides its executive officers (other than Mr. Foley) with the same retirement and employee benefit plans that are offered to other F&G employees. Mr. Foley did not participate in the F&G retirement and employee benefit plans in 2022. The following table provides information regarding the elements of compensation provided to F&G’s named executive officers in 2022.

Component	Purpose	Key Features
Base Salary	● Provide a fixed level of compensation ● Compensate executive officers fairly for the responsibility of the position held and reflect competitive practices

Salary levels set based on an assessment of:

● Level of responsibility

● Experience and time in position

● Individual performance

● Future potential

● Competitiveness

● Internal pay equity considerations

● Salary levels are reviewed annually by the committee and adjusted as appropriate

Short-Term Incentives	● Provide executive officers with incentives to achieve objectives to drive short- and long-term business performance ● Support attracting and retaining the best available talent	● Awards based on achievement of financial and corporate objectives ● Awards determined on annual basis
Long-Term Incentives Performance Vesting Restricted Stock	● Provide executive officers with incentives to achieve long-term success ● Align executive officers’ interests with the interests of our shareholders	● Vesting subject to performance objectives ● Three-year vesting schedule

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Set forth below is a discussion of each component of compensation, the rationale for each component, and how each component fits into our overall compensation philosophy.

Base Salary

We provide a base salary to compensate F&G’s NEOs (other than Mr. Foley) for their services rendered on a day-to-day basis during the year. Base salaries are set to attract and retain executives with qualities necessary to ensure our short-term and long-term financial success. Base salary levels are set to be competitive with the salaries of executives in similar positions with similar responsibilities at comparable companies. The Decision Makers determine an executive’s base salary is based on market compensation rates and individual factors, including personal performance and contribution, experience in the role, scope of responsibility and overall impact on the business. Base salaries are reviewed annually and adjusted when necessary to reflect market conditions as well as individual roles and performance.

The table below shows base salaries for fiscal 2022, on an annualized basis, for F&G’s NEOs:

Name	2022 Base Salary
Christopher O. Blunt	$800,000
Wendy Young	$500,000
John Currier	$500,000
Scott Cochran	$500,000
William Foley	—
John T. Fleurant	$500,000[1]

1 Mr. Fleurant’s employment terminated on May 31, 2022.

Annual Cash Incentive Programs(1)

In order to promote our “pay for performance” culture, we pay annual cash incentives to our executives (other than Mr. Foley) for achieving performance targets that support financial and corporate goals made pursuant to our Employee Incentive Plan (the EIP), which allows for annual cash-based bonus awards intended to attract and retain the best available executive officers to be responsible for the management, growth, and success of our business and to provide an incentive for such individuals to exert their best efforts on behalf of our company and shareholders. Our Chief Executive Officer and executive team develop an annual business plan that includes objectives to drive short- and long-term business performance. The Decision Makers review these objectives and establish performance targets. Performance against plan objectives is reviewed and approved by the appropriate Decision Maker to establish the bonus pool for each performance period. Short-term incentive payouts require that minimum targets be satisfied and allow for recognition of individual performance and contribution toward those goals.

The EIP includes a financial performance component based on the annual business plan weighted at 67% and a corporate initiatives component weighted at 33%. For fiscal 2022, the performance metrics for the EIP were:

Metrics	Weighting
Achieve the Financial Plan	67%

Sales

Adjusted Net Earnings (available to common shareholders)

Corporate Initiatives	33%

Grow our distribution: achieve sales goals and optimize profitability within products

Enhance our organizational health: preserve our culture, continue to increase engagement levels and meet talent acquisition and talent management goals

Modernize our platforms: execute on operational and financial modernization efforts

Achieve the financial plan

Corporate initiatives

(1) Sales and Adjusted Net Earnings are Non-GAAP financial measures. For reconciliation with GAAP, please see Annex A, herein.

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The Decision Makers approved the percentage of base salary paid for performance at the target levels depicted below. If a minimum performance measure is satisfied, depending on actual performance, bonus payments under the EIP could range from 50% to 200% of target. As a result of the corporate performance against our goals for fiscal 2022, the bonus pool for determining individual executive incentive awards was 190% of target.

	2022 Target Bonus		Actual Bonus Earned
Name	% of base salary	($)	% of base salary	($)
Christopher Blunt	200%	1,600,000	400%	3,200,000
Wendy Young	100%	477,724	200%	955,000
John Currier	100%	485,577	200%	970,000
Scott Cochran	100%	480,769	187%	900,000
William Foley	—	—	—	—
John T. Fleurant	100%	215,385	170%	366,154

Long-Term Incentive Opportunities

Following our separation and distribution, the F&G Compensation Committee made the first equity grants under the F&G Annuities & Life, Inc. 2022 Omnibus Incentive Plan in December 2022 to each of our NEOs. The awards consisted of a grant of performance vesting restricted stock awards of F&G stock. The grant vests over a three-year period. The performance vesting restricted stock awards vest only if the Adjusted Net Earnings metric for Fiscal Year 2023 is attained. Thereafter, annual grants of performance vesting restricted stock awards with a one-year performance target and three-year vesting schedule will be considered on an annual basis. In establishing these awards, the F&G Compensation Committee considered its desire to strategically align the long-term incentives to the long-term success of business F&G. Our long-term incentives for NEOs consist of performance vesting restricted stock awards that incentivize long-term value creation: performance awards that reward the achievement of our performance goals and time-vesting that reward increases in the market value of our shares and continued service with our company.

Equity grants awarded prior to 2022 were granted under the long-term incentive plans of FNF and were designed similar to the current F&G equity grants. Our NEOs continue to hold these FNF awards following our separation and distribution.

Performance Restricted Stock Awards

Performance restricted stock awards align our long-term incentives to the achievement of our Adjusted Net Earnings objectives. Performance restricted stock awards vest in equal installments based on continued service and achievement of a one-year, Adjusted Net Earnings goal established at the start of the three-year period.

Name[1]	Date of Grant	# of shares	Value at Grant	Vesting Schedule	Performance Metric
Christopher Blunt	December 1, 2022	275,230	6,000,014	Dec. 1, 2023 – 33.33% Dec. 1, 2024 – 33.33% Dec. 1, 2025 – 33.34%	2023 Adjusted Net Earnings
Wendy Young	December 1, 2022	38,991	850,004	Dec. 1, 2023 – 33.33% Dec. 1, 2024 – 33.33% Dec. 1, 2025 – 33.34%	2023 Adjusted Net Earnings
John Currier	December 1, 2022	38,991	850,004	Dec. 1, 2023 – 33.33% Dec. 1, 2024 – 33.33% Dec. 1, 2025 – 33.34%	2023 Adjusted Net Earnings
Scott Cochran	December 1, 2022	38,991	850,004	Dec. 1, 2023 – 33.33% Dec. 1, 2024 – 33.33% Dec. 1, 2025 – 33.34%	2023 Adjusted Net Earnings
William Foley	December 1, 2022	412,845	9,000,021	Dec. 1, 2023 – 33.33% Dec. 1, 2024 – 33.33% Dec. 1, 2025 – 33.34%	2023 Adjusted Net Earnings

1 Mr. Fleurant was not granted an equity award in 2022 due to his departure from F&G in May 2022.

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Employment and Other Severance, Change-in-Control and Related Agreements

Employment Agreements

We believe that having employment agreements with our NEOs is beneficial to us because they provide retentive value, subject the executives to key restrictive covenants, and generally provide us with a competitive advantage in the recruiting process over companies that do not offer employment agreements. We have entered into employment agreements with certain of our NEOs. These employment agreements include the specific terms set forth in greater detail below in “Potential Payments upon Termination or Change in Control – Employment Agreements and Related Agreements with Named Executive Officers.”

F&G 401(k) Plan

Under the F&G 401(k) Plan, our company will match 100% of a participant’s contributions up to five percent of compensation, subject to the limits specified in the Code. The employer match vests immediately. The 401(k) plan also allows for annual discretionary profit-sharing contributions, which historically have been two percent of earnings, subject to limits under the Internal Revenue Code. Any profit-sharing contributions are immediately vested. For information regarding the matching contributions and profit sharing contributions made to F&G’s NEOs in 2022 see “Summary Compensation Table.”

Employee Stock Purchase Plans

FNF maintains the FNF 2013 Employee Stock Purchase Plan (the FNF ESPP) through which executives and employees can purchase shares of FNF common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, FNF makes a matching contribution to the account of each participant who has been continuously employed or a participating subsidiary for the last four calendar quarters. For employees with more than 10 years of service and officers matching contributions are equal to 1/2 of the amount contributed during the quarter that is one-year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of FNF common stock on the open market. Prior to our separation and distribution, our executives were eligible to participate in the FNF ESPP and remained eligible to participate through December 31, 2022. For information regarding the matching contributions made to F&G’s NEOs in 2022 see “Summary Compensation Table” below. Commencing on January 1, 2023, our executives and employees may participate in the F&G Annuities & Life, Inc. Employee Stock Purchase Plan.

Nonqualified Deferred Compensation Arrangements

F&G participates in the FNF Deferred Compensation Plan. Under this plan, we permit our executives to defer on an elective basis a specified portion of their base salaries and performance-based bonus compensation, if any. See the narrative description following the table entitled “Nonqualified Deferred Compensation” below for more information surrounding the terms of the nonqualified deferred compensation plan. Commencing on January 1, 2023, our executives were eligible to participate in the F&G Annuities & Life, Inc. Deferred Compensation Plan.

Health and Welfare Benefits

F&G offers a package of insurance benefits to all salaried employees, including our executives, including health, vision and dental insurance, basic life insurance, accidental death and dismemberment insurance and short- and long-term disability insurance.

Limited Executive Perquisites

All of our executives are eligible to participate in the Executive Life Insurance Plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment equal to three times his or her annual base salary at the time of hire. The value of these executive perquisites is reflected in the “All other Compensation” column of the Summary Compensation Table below.

Hedging and Pledging Policy

F&G maintains a hedging and pledging policy, which prohibits its executive officers and directors from engaging in hedging or monetization transactions with respect to F&G securities, engaging in short-term or speculative transactions in F&G securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding F&G securities in margin accounts or pledging them as collateral for loans without F&G’s approval.

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Stock Ownership Guidelines and Stock Holding Requirement

The F&G Compensation Committee adopted stock ownership guidelines which call for the executive or director to reach the ownership multiple within four years. The F&G guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value
Chairman of the Board	10 × annual cash retainer
Chief Executive Officer	5 × base salary
Other Named Executive Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Summary Compensation Table

The following table summarizes the total compensation paid to our NEOs for the fiscal year ended December 31, 2022 and December 31, 2021, as applicable.

Name	Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation (c)	All other Compensation ($)(d)	Total ($)
Christopher O. Blunt(a)	President, Chief Executive Officer and Director	2022	800,000	—	6,176,211	—	3,200,000	204,176	10,380,387
		2021	800,000		3,520,000		2,350,000	61,847	6,731,848
Wendy Young	Chief Financial Officer	2022	462,981	—	877,521	—	955,000	49,314	2,344,816
		2021	350,000		550,000		625,000	42,981	1,567,981
John Currier	President, Retail Markets	2022	485,577	—	882,952	—	970,000	78,997	2,417,526
		2021	416,923		750,000		725,000	41,687	1,933,611
Scott Cochran	President, Institutional and New Markets	2022	480,769	—	883,260	—	900,000	62,145	2,326,174
		2021	391,923		600,000		725,000	19,046	1,735,969

William Foley	Executive Chairman	2022	—	—	9,000,021	—	—	—	9,000,021

John T. Fleurant	Former Chief Financial Officer	2022	215,385	—	—	—	366,154	327,459	908,997
		2021	500,000	—	—		750,000	28,438	1,278,439

(a)	In recognition of F&G becoming a newly publicly traded company in December, 2022, Mr. Blunt’s compensation was restructured to place a greater emphasis on shareholder value. His 2022 performance restricted stock award was increased to $6 million from his $3.52 million 2021 award, and his 2023 salary was reduced to $500,000 from his $800,000 2022 salary, and his 2023 target bonus was set at $1,000,000 as compared to his 2022 target bonus of $1,600,000.

(b)	Represents the grant date fair value of performance restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Clarification (FASB ASC) Topic 718. See Note O – Employee Benefit Plans to our Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities Exchange Commission on February 27, 2023, for further information regarding these awards.

(c)	The amounts reported in this column reflect amounts earned under our EIP for all NEOs in such fiscal year.

(d)	All other Compensation for fiscal 2022 was as follows:

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Name	401(k) Match ($)(1)	Profit Sharing ($)(1)	Life Insurance premium ($)	Long Term Insurance Premium ($)	Paid Time Off ($)	Cash Dividends ($)	FNF ESPP Match Earnings ($)(2)	Severance($)	Other ($)(3)	Total ($)
Christopher O. Blunt	15,250	6,100	—	945	—	117,645	62,481	—	1,755	204,176
Wendy Young	13,534	6,100	1,408	918	—	18,381	5,158	—	3,815	49,314
John Currier	15,250	6,100	4,963	945	—	18,381	31,540	—	1,819	78,997
Scott Cochran	14,692	6,100	1,996	945	—	12,455	24,491	—	1,466	62,145
William Foley	—	—	—	—	—	—	—	—	—	—
John T. Fleurant	15,250	—	—	400	35,519	21,683	—	250,000	4,607	327,459

(1)	Details on the 401(k) match and profit sharing are described in the Compensation Discussion and Analysis.

(2)	Represents amounts earned under the FNF Employee Stock Purchase Plan prior to the date of the separation and distribution. Details on the match are described in the Compensation Discussion and Analysis.

(3)	Represents amounts related to spouse/partner travel to an offsite executive work meeting.

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Grants of Plan-Based Awards

The following table sets forth information concerning estimated possible payouts under non-equity incentive plan awards for fiscal 2022 performance and equity incentive plan awards granted in fiscal 2022 to our NEOs.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (a)			Estimated Possible Payouts under Equity Incentive Plan Awards (b)			All other stock awards:	Grant Date Fair Value

								Number of	of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	shares of stock or units (#)(c)	Awards ($)(d)
Christopher O. Blunt	2/14/2022	800,000	1,600,000	3,200,000		—	—	—	—
		—	—	—	—	275,230	—	—	6,000,014
	12/1/2022	—	—	—		—	—	4,957	95,454
	12/1/2022	—	—	—		—	—	4,193	80,742
Wendy Young	2/14/2022	238,862	477,724	955,449		—	—	—	—
		—	—	—	—	38,991	—	—	850,004
	12/1/2022	—	—	—		—	—	774	14,905
	12/1/2022	—	—	—		—	—	655	12,613
John Currier	2/14/2022	242,788	485,577	971,154		—	—	—	—
		—	—	—	—	38,991	—	—	850,004
	12/1/2022	—	—	—		—	—	1,056	20,335
	12/1/2022	—	—	—		—	—	655	12,613
Scott Cochran	2/14/2022	240,385	480,769	961,539		38,991	—	—	850,004
	12/1/2022	—	—	—	—	—	—	845	16,272
	12/1/2022	—	—	—		—	—	882	16,984
William Foley	2/14/2022	—	—	—	—	412,845	—	—	9,000,021
John T. Fleurant	2/14/2022	107,692	215,385	430,769	—	—	—	—	—

(a)	Represents the potential amounts for annual EIP incentives for fiscal 2022. Actual amounts earned by the NEOs are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(b)	Represents F&G performance restricted stock awards that vest in equal installments in December 2023, December 2024 and December 2025 if Adjusted Net Earnings goal is achieved for calendar year 2023. Additional information on the terms applicable to these performance restricted stock awards may be found in the Compensation Discussion and Analysis under the heading “Long-Term Incentive Opportunities–Performance Restricted Stock Awards.”

(c)	Represents F&G dividend share awards. Additional information on the vesting schedule applicable to these dividend share awards may be found in the “Outstanding Equity Awards at Fiscal Year-End” table, below.

(d)	Represents the grant date fair value of F&G performance restricted stock awards granted under the F&G Annuities & Life, Inc. 2022 Omnibus Incentive Plan computed in accordance with FASB ASC Topic 718. See Note O – Employee Benefit Plans to our Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities Exchange Commission on February 27, 2023, for further information regarding these awards.

The terms and conditions applicable to these awards are described in Compensation Discussion and Analysis, under the headings “Annual Cash Incentive Programs” and “Long-Term Incentive Opportunities.” In addition, the key terms of the employment agreements with our NEOs can be found under the heading “Potential Payments upon Termination or Change in Control – Employment Agreements and Related Agreements with Named Executive Officers.”

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher O. Blunt	359,510	—	27.53	12/21/2025	—	—	—	—
Christopher O. Blunt	405,182	—	39.10	12/21/2025	—	—	—	—
Christopher O. Blunt	—	—	—	—	15,419(b)	580,063(c)	—	—
Christopher O. Blunt	—	—	—	—	—	—	30,838(d)	1,160,126(c)
Christopher O. Blunt	—	—	—	—	—	—	72,909(e)	2,742,837(c)
Christopher O. Blunt	—	—	—	—	—	—	275,230(f)	5,507,353(g)
Christopher O. Blunt	—	—	—	—	—	—	4,957(h)	83,902(g)
Christopher O. Blunt	—	—	—	—	—	—	2,097(i)	41,961(g)
Wendy Young	4,643	—	28.00	8/6/2026	—	—	—	—
Wendy Young	53,661	—	39.10	5/15/2025	—	—	—	—
Wendy Young	—	—	—	—	2,410(b)	90,665(c)	—	—
Wendy Young	—	—	—	—	—	—	4,819(d)	181,291(c)
Wendy Young	—	—	—	—	—	—	11,392(e)	428,567(c)
Wendy Young	—	—	—	—	—	—	38,991(f)	780,210(g)
Wendy Young	—	—	—	—	—	—	774(h)	15,488(g)
Wendy Young	—	—	—	—	—	—	328(i)	6,564(g)
John Currier	17,409	—	28.00	8/6/2026	—	—	—	—
John Currier	143,564	—	39.10	5/15/2025	—	—	—	—
John Currier	—	—	—	—	2,410(b)	90,665(c)	—	—
John Currier	—	—	—	—	—	—	4,819(d)	181,291(c)
John Currier	—	—	—	—	—	—	15,535(e)	584,427(c)
John Currier	—	—	—	—	—	—	38,991(f)	780,210(g)
John Currier	—	—	—	—	—	—	1,056(h)	21,131(g)
John Currier	—	—	—	—	—	—	328(i)	6,564(g)
Scott Cochran	—	—	—	—	—	—	6,488(j)	244,079(c)
Scott Cochran	—	—	—	—	—	—	12,428(e)	467,542(c)
Scott Cochran	—	—	—	—	—	—	38,991(f)	780,210(g)
Scott Cochran	—	—	—	—	—	—	845(h)	16,909(g)
Scott Cochran	—	—	—	—	—	—	441(j)	17,649(g)
William Foley	—	—	—	—	—	—	412,845(f)	8,261,029(g)
John T. Fleurant	—	—	—	—	—	—	—	—

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(a)	Amounts represent FNF stock options.

(b)	Amounts represent shares of FNF restricted stock that will vest on August 6, 2023.

(c)	The amounts reported are based on a FNF common stock price of $37.62, which was the closing price on December 31, 2022.

(d)	Amounts represent FNF performance restricted stock awards that will vest on December 31, 2023.

(e)	Amounts represent FNF performance restricted stock awards that will vest equal one-third installments on November 4, 2022 (subject to performance determination in February 2023), November 4, 2023 and November 4, 2024.

(f)	Amounts represent F&G performance restricted stock awards that will vest in equal installments on December 1, 2023, December 1, 2024 and December 1, 2025.

(g)	The amounts reported are based on a F&G common stock price of $20.01, which was the closing price on December 31, 2022.

(h)	Amounts represent F&G dividend share awards that will vest in equal one-third installments on November 4, 2022 (subject to performance determination in February 2023), November 4, 2023 and November 4, 2024.

(i)	Amounts represent F&G dividend share award that will vest on January 25, 2023.

(j)	Amounts represent FNF performance restricted stock award that will vest on January 25, 2023.

The following table sets forth information concerning each exercise of stock option, and each vesting of stock during the fiscal year ended December 31, 2022 for each of the F&G NEOs on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		FNF Stock Awards		F&G Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher O. Blunt	—	—	46,256	2,066,099	2,096	41,941
Wendy Young	—	—	7,227	322,806	327	6,544
John Currier	—	—	7,227	322,806	327	6,544
Scott Cochran	—	—	6,487	309,041	441	9,411
William Foley	—	—	—	—	—	—
John T. Fleurant	328,276	571,349	9,637	459,107	—	—

Pension Benefits

We do not provide any defined benefit plans to our NEOs.

Nonqualified Deferred Compensation

The following table provides information concerning the nonqualified deferred compensation of each of the participating NEOs in the Executive Nonqualified Deferred Compensation Plan of FGLH (the FGLH Deferred Compensation Plan) and the FNF, Inc. Deferred Compensation Plan (the FNF Deferred Compensation Plan) as of December 31, 2022. Starting January 1, 2021, eligible participants could participate in the FNF Deferred Compensation Plan. The FGLH Deferred Compensation Plan was frozen to new contributions but maintained moving forward.

Under the FNF Deferred Compensation Plan, which was amended and restated effective January 1, 2009, participants, including FNF’s named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $19,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions. Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant and may be changed on any business day. Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump- sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump sum. Participants can elect to receive in- service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half

F&G Annuities & Life, Inc. |  33

months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship. Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

Under the FGLH Deferred Compensation Plan, the vested balance of the deferred compensation accounts will be distributed to each participating NEO upon his or her death, disability or separation from service (including retirement). Participants choose from investment options representing a broad range of asset classes. Participants allocate their accounts among the available investment options and may change their investment elections at any time. Participants may elect upon initial enrollment to have accounts distributed upon a change in control event, although none of our NEOs have so elected. In-service hardship and education account withdrawals are permitted under the plan with respect to participant deferrals and employer credits.

FNF Deferred Compensation Plan

Name	Aggregate Balance at Beginning of Last Fiscal Year ($)	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Christopher O. Blunt	—	—	—	—	—	—
Wendy Young	36,059	460,821	—	—	—	458,099
John Currier	4,486	150,172	—	—	—	144,463
Scott Cochran	—	—	—	—	—	—
William Foley	—	—	—	—	—	—
John T. Fleurant	—	—	—	—	—	—

(a)	Deferred amounts reported in this column are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for fiscal 2022.

(b)	FNF does not provide employer contributions under this plan.

(c)	For Ms. Young, her aggregate loss in fiscal 2022 was $38,780. For Mr. Currier, his aggregate loss in fiscal 2022 was $10,194.

FGLH Executive Nonqualified Deferred Compensation Plan

Name	Aggregate Balance at Beginning of Last Fiscal Year ($)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Christopher O. Blunt	—	—	—	—	—	—
Wendy Young	1,599,004	—	—	—	—	1,285,435
John Currier	444,323	—	—	—	—	360,409
Scott Cochran	—	—	—	—	—	—
William Foley	—	—	—	—	—	—
John T. Fleurant	—	—	—	—	—	—

(a)	F&G does not provide employer contributions under this plan.

(b)	For Ms. Young, her aggregate loss in fiscal 2022 was $313,568. For Mr. Currier, his aggregate loss in fiscal 2022 was $83,913.

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Potential Payments upon Termination or Change in Control

Employment Agreements and Related Agreements with Named Executive Officers

Employment Agreement with Christopher O. Blunt

Mr. Blunt’s employment agreement, which became effective on February 6, 2019, provides that upon a termination without “cause” or by Mr. Blunt for “good reason,” each as defined in the agreement, he will be entitled to receive severance benefits equal to three times his base salary, acceleration of the stock options, and eighteen months of benefit continuation. He is also entitled to acceleration of certain options upon termination without cause or for good reason within 12 months following a change in control of the Company. In addition, Mr. Blunt will be subject to certain restrictive covenants that apply both during his employment with the Company and for certain durations afterwards. Mr. Blunt is also eligible under his employment agreement to use private air travel for personal or family purposes with an annual value of no more than $350,000 per year with a program selected by F&G, which is provided on a “tax grossed-up basis” to the extent the economic equivalent is taxable to Mr. Blunt. In 2022, Mr. Blunt did not use such private air travel for personal or family purposes.

Employment Agreement with Wendy Young

Ms. Young’s employment agreement, which became effective on November 14, 2013, provides that Ms. Young’s compensation will determined by the Company and that she is entitled to certain severance amounts if terminated without cause, the amount of which is based on her tenure with the Company and ranges from 39 to 52 weeks of base salary. Ms. Young will be subject to certain restrictive covenants that apply both during her employment with the Company and for certain durations afterwards.

Separation Agreement with John T. Fleurant

Upon Mr. Fleurant’s departure on May 31, 2022, he became entitled to a pro-rata annual bonus, $250,000 in severance payable in six-month equal installments and six months of employer-paid COBRA continuation coverage. In addition, Mr. Fleurant’s unvested FNF options vested and he forfeited his unvested FNF restricted stock and performance-based restricted stock awards.

F&G Severance Plan

Pursuant to the F&G 2015 Severance Plan (the Severance Plan), upon a termination without cause prior to a change in control, Messrs. Currier and Cochran would be entitled to a severance payment equal to two (2) weeks of base salary for each full year of service with a minimum of four (4) weeks. Upon a termination without cause within 12 months following a change in control, Messrs. Currier and Cochran and Ms. Young will be entitled to a severance payment equal to 52 weeks of base salary, an amount equal to the target annual bonus, a pro-rated annual target bonus and 12 months of subsidized COBRA coverage. Mr. Foley was not a participant under the Severance Plan in 2022.

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The following table sets forth the estimated amount of compensation each of our NEOs would receive under the termination or change in control provisions contained in the agreements and plans discussed above, assuming that such termination or change in control event occurred on December 31, 2022. The table excludes (i) amounts accrued through the termination date that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances under our 401(k) plan that are generally available to all of our employees, (iii) vested stock options as of December 31, 2022, and (iv) except as indicated in the footnotes below, any post-employment benefit that is available to all of our employees and does not discriminate in favor of our NEOs. In addition, the table excludes Mr. Fleurant since his employment with F&G terminated on May 31, 2022. For more information on Mr. Fleurant’s severance benefits in connection with Mr. Fleurant’s termination of employment, please see “Separation Agreement with John T. Fleurant” above.

		Severance	Severance	Equity	Nonqualified Deferred Compensation	Other
Name	Termination Trigger	(Salary) ($)(a)	(Bonus) ($)(b)	Vesting ($)(c)	($)(d)	Benefits ($)(e)	Total ($)
Christopher O. Blunt	Involuntary termination w/o cause	2,400,000	—	—	—	32,400	2,432,400
	Voluntary Termination	—	—	—	—	30,769	30,769
	Retirement(f)	—	—	—	—	—	—
	Death	—	1,600,000	—	—	30,769	1,630,769
	Disability	—	1,600,000	—	—	30,769	1,630,769
	Change in Control	2,400,000	—	5,507,353	—	32,400	7,939,753
Wendy Young	Involuntary termination w/o cause	423,077	—	—	1,743,532	25,070	2,191,679
	Voluntary Termination	—	—	—	1,743,532	13,019	1,756,552
	Retirement(f)	—	—	—	—	—	—
	Death	—	477,724	—	1,743,532	—	2,221,257
	Disability	—	477,724	—	1,743,532	13,019	2,234,276
	Change in Control	500,000	1,000,000	780,210	—	27,480	2,307,690
John Currier	Involuntary termination w/o cause	134,615	—	—	504,871	15,724	655,210
	Voluntary Termination	—	—	—	504,871	11,731	516,602
	Retirement(f)	—	—	—	—	—	—
	Death	—	—	—	504,871	—	504,871
	Disability	—	—	—	504,871	11,731	516,602
	Change in Control	500,000	1,000,000	780,210	—	23,710	2,303,920
Scott Cochran	Involuntary termination w/o cause	38,462	—	—	—	19,231	57,692
	Voluntary Termination	—	—	—	—	19,231	19,231
	Retirement(f)	—	—	—	—	—	—
	Death	—	—	—	—	—	—
	Disability	—	—	—	—	19,231	19,231
	Change in Control	500,000	1,000,000	780,210	—	36,700	2,316,910
William Foley	Involuntary termination w/o cause	—	—	—	—	—	—
	Voluntary Termination	—	—	—	—	—	—
	Retirement(f)	—	—	—	—	—	—
	Death	—	—	—	—	—	—
	Disability	—	—	—	—	—	—
	Change in Control	—	—	8,261,029	—	—	8,261,029

(a)	Under the terms of the employment agreements and the Severance Plan, severance pays out in a lump sum. Amounts payable in this column may be subject to the NEO executing and not revoking a release of claims against the Company. This column does not include any required notice periods pursuant to an employment agreement or Severance Plan.

(b)	Amounts in this column include, if provided in an employment agreement with the NEO, a pro-rata bonus for the year of termination upon certain types of terminations,

(c)	The amounts reported assume full vesting and for performance-based awards at target level of performance, based on a F&G common stock price of $20.01, which was the closing price on December 31, 2022. In the case of a change in control of F&G, the FNF options and FNF restricted stock held by our NEOs will not be accelerated.

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(d)	For any participating NEO, the vested balance of the deferred compensation accounts will be distributed upon death, disability or separation from service.

(e)	Amounts include any accrued vacation as of December 31, 2022, which would be paid out upon a termination.

(f)	As of December 31, 2022, none of our continuing NEOs were retirement eligible.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of John D. Rood (Chair) and Douglas K. Ammerman. During fiscal year 2022, no member of the compensation committee was a former or current officer or employee of F&G or any of its subsidiaries. In addition, during fiscal year 2022, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement.

Pay Versus Performance Table

	Summary		Average Summary Compensation Table Total	Average Compensation Actually Paid to Non-PEOs	Value of initial fixed $100 investment based on:			Adjusted Net Earnings
Year	Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	for Non-PEO Named Executive Officers ($)(3)	Named Executive Officers ($)(4)	F&G Total Shareholder Return ($)(5)	Index Total Shareholder Return ($)(6)	Net Income (in millions) ($)(7)	(ANE) (in millions) ($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	10,380,387	5,954,810	3,399,507	2,608,448	104.60	94.94	481	345

(1)	The dollar amount reported in column (b) represents the amount of total compensation reported for Mr. Blunt (our Principal Executive Officer (PEO)) for 2022 in the “Total” column of the Summary Compensation Table above.

(2)	The dollar amount reported in column I represents the amount of “compensation actually paid” to Mr. Blunt, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Blunt during 2022. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Blunt’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO ($)
2022	10,380,387	(6,176,211)	1,750,634	5,954,810

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for 2022.

(b)	The equity award adjustments for 2022 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in 2022 that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the 2022 (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of 2022; (iii) for awards that are granted and vest in 2022, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2022, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2022, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2022 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2022. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The following adjustments were made to total compensation for Mr. Blunt to determine the compensation actually paid:

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Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total ($)
2022	5,633,216	(1,735,057)	41,941	(2,189,466)	–	–	1,750,634

3)	The dollar amount reported in column (d) represents the average of the amounts reported for our named executive officers (NEOs) (other than the PEO) as a group in the “Total” column of the Summary Compensation Table for 2022. The names of each of the NEOs (other than the PEO) included for purposes of calculating the average amount for 2022 are as follows: Wendy Young, John Currier, Scott Cochran, William Foley and John T. Fleurant.

4)	The dollar amount reported in column (e) represents the average amount of “compensation actually paid” to the NEOs as a group (other than the PEO) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (other than the PEO) for 2022. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (other than PEO) for each year to determine the compensation actually paid, using the same methodology described in footnote 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)(a)	Average Equity Award Adjustments ($)(b)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	3,399,507	(2,328,751)	1,537,692	2,608,448

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for 2022.

(b)	The average equity award adjustments for 2022 include the addition (or subtraction, as applicable) of the following: (i) the average year-end fair value of any equity awards granted in 2022 that are outstanding and unvested as of the end of the year; (ii) the average amount of change as of the end of the 2022 (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of 2022; (iii) for awards that are granted and vest in 2022, the average fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2022, the average amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2022, a deduction for the average amount equal to the fair value at the end of the prior fiscal year; and (vi) the average dollar value of any dividends or other earnings paid on stock or option awards in 2022 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2022. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The average amounts deducted or added in calculating the total average equity award adjustments are as follows

Year	Average Year End Fair Value of Equity Awards ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	2,137,193	(175,597)	4,500	(428,404)	–	–	1,537,692

5.	Represents Cumulative Total Shareholder Return (TSR) based on $100 invested as of market close on December 1, 2022, the first trading day of Company’s common stock, through December 31, 2022. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

6.	Represents the weighted peer group TSR based on $100 invested as of market close on November 30, 2022 through December 31, 2022, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Life & Health Insurance (ILH) index. For reconciliation with GAAP, please see Annex A, herein.

7.	The dollar amount reported represents the amount of net income reflected in the Company’s audited financial statements for 2022.

8.	In accordance with Item 402(v) of Regulation S-K, we determined adjusted net earnings as the most important financial performance measure (that is not otherwise disclosed in this table) we used to link Compensation Actually Paid to our NEOs. For additional information on how adjusted net earnings is calculated and a reconciliation with GAAP, please see Annex A, herein.

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Tabular List of Financial Performance Measures

As described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link compensation actually paid to the Company’s NEOs to the Company’s performance during 2022 are as follows:

●	Adjusted Net Earnings (ANE)(1)

●	Sales(1)

●	Assets under Management (AUM)(1)

(1) Sales, Adjusted Net Earnings and Assets under Management are Non-GAAP financial measures.

   For reconciliation with GAAP, please see Annex A, herein.

F&G Annuities & Life, Inc. | 39

Analysis of the Information Presented in the Pay Versus Performance Table

Compensation Actually Paid and Cumulative Total Shareholder Return (TSR)

Compensation Actually Paid and Net Income

Compensation Actually Paid and Adjusted Net Earnings (ANE)

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Cumulative TSR of the Company and Cumulative TSR of the Peer Group

Comparison of Cumulative Total Shareholder Return1

Among F&G Annuities & Life, Inc and the S&P 500 Life & Health Insurance Index

1 $100 invested on 12/1/22 in stock or 11/30/22 in index, including reinvestment of dividends.

F&G Annuities & Life, Inc. | 41

Director Compensation

Mr. Foley and Mr. Blunt received no additional compensation for services as a member of our board in 2022. In 2022, all non-employee directors received a pro-rated annual retainer of $90,000, payable quarterly. In 2022, the chairman and each member of the audit committee received a pro-rated additional annual fee (payable in quarterly installments) of $35,000 and $15,000, respectively, for their service on the audit committee. The chairman and each member of the compensation committee received a pro-rated additional annual fee (payable in quarterly installments) of $23,000 and $10,000, respectively, for their service on such committee. The chairman and each member of the corporate governance and nominating committee received a pro-rated additional annual fee (payable in quarterly installments) of $20,000 and $8,000, respectively, for their service on such committee.

In addition, in 2022 each non-employee director received a long-term incentive award of 9,175 shares of restricted stock. These restricted stock awards were granted under our omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board, subject to the achievement of performance-based criteria.

We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings and director education programs. Each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he or she elects to defer any board or committee fees.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2022.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)	Total ($)
Douglas K. Ammerman	18,652	200,015	—	218,667
Michael J. Nolan[3]	10,761	200,015	—	210,776
Raymond R. Quirk[3]	10,761	200,015	—	210,776
John D. Rood	16,141	200,015	—	216,156

[1]	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a F&G director in 2022 for all directors.

[2]	Amounts shown for all directors represent the grant date fair value of a restricted stock award granted in 2022, computed in accordance with FASB ASC Topic 718. The awards vest over a period of three years from the grant date. Assumptions used in the calculation of the amounts of the F&G awards are included in Note O to our audited financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2023. Restricted stock awards granted for the fiscal year ended December 31, 2022 for each director were as follows: Mr. Ammerman 9,175; Mr. Nolan 9,175; Mr. Quirk 9,175; and Mr. Rood 9,175. The fair value of the awards as shown above is based on a per share fair value of $21.80 for each director. As of December 31, 2022, F&G restricted stock awards outstanding for each director were as follows: Mr. Ammerman 9,175; Mr. Nolan 9,175; Mr. Quirk 9,175; and Mr. Rood 9,175.

[3]	F&G did not compensate Mr. Nolan or Mr. Quirk for any services rendered as a F&G director prior to our separation and distribution.

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Proposal No. 2: Advisory Vote on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and the SEC’s rules thereunder, the board is asking shareholders to approve, on a non-binding, advisory basis, the compensation of F&G’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures beginning on page 39, but excluding disclosures presented in the section titled “Pay Versus Performance Disclosure.”

As described above in the sections of this proxy statement under “Compensation Discussion and Analysis” and “Components of F&G’s Executive Compensation Program,” the board’s compensation committee has structured F&G’s executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for F&G’s shareholders. F&G’s executive compensation program has a number of features designed to ensure adherence to the Company’s pay-for-performance philosophy.

The board encourages shareholders to read the Compensation Discussion and Analysis above which describes in detail how our executive compensation practices operate and are designed to achieve our core executive compensation objectives. The board also encourages shareholders to review the Summary Compensation Table and other compensation tables and the narrative disclosures accompanying the tables appearing under “Components of F&G’s Executive Compensation Program,” which provide detailed information about the compensation of our named executive officers. The compensation committee and the board believe that the compensation practices described in the Compensation Discussion and Analysis are effective in achieving a well-balanced compensation structure that adheres to F&G’s philosophies, demonstrates alignment between performance and executive compensation and supports the appropriateness of our executive compensation philosophy and practices.

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and executive and Director Compensation section, the compensation tables and related narrative.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares of our common stock represented and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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Proposal No. 3: Advisory Vote on the Frequency of Future Say-on-Pay Votes

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-21(b) promulgated thereunder, we are asking our shareholders to cast a non-binding advisory vote on whether future advisory votes to approve the compensation paid to our named executive officers (commonly referred to as a Say-on-Pay Vote) should be held annually, biennially or triennially.

Our board believes that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. Our executive compensation program is designed to support long-term value creation. While we believe that many of our shareholders think that the effectiveness of such programs cannot be adequately evaluated on an annual basis, the board believes that at present it should receive advisory input from our shareholders each year. The board believes that allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year is a good corporate governance practice that is consistent with holding the board of directors accountable to our shareholders and is in the best interests of our shareholders.

Shareholders may vote on their preferred voting frequency by selecting the option of 1 Year, 2 Years, 3 Years or Abstain on the proxy card when voting on this Proposal No. 3.

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR A FREQUENCY OF “ANNUAL” (EVERY ONE YEAR) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Proposal No. 4: Ratification of Independent Registered Public Accounting Firm

General Information About Ernst & Young LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP, or EY to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of EY are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

44 | F&G Annuities & Life, Inc.

Principal Accountant Fees and Services

(Ernst & Young LLP, Des Moines, IA, PCAOB Auditor ID: 42)

The audit committee has appointed EY to audit the consolidated financial statements of the Company for the 2023 fiscal year. EY has continuously acted as our independent registered public accounting firm since 2020. Prior to the Spin-Off, no audit, audit-related, tax or other services were provided by an independent registered public accounting firm for the sole purposes of the Company. For services rendered to us during or in connection with our year ended December 31, 2022, we were billed the following fees by EY.

2022 (in thousands)
Audit Fees	$4,927
Audit-Related Fees	$0
Tax Fees	$146
All Other Fees	$7

Audit Fees: Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2022 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees: There were no Audit-related fees in 2022.

Tax Fees: Tax fees for 2022 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees: All other fees relate primarily to online accounting guidance services.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by EY is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by EY has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

F&G Annuities & Life, Inc. | 45

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 126,374,914 shares of our common stock outstanding as of May 19, 2023. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned[1]	Percent of Series[2]
Fidelity National Financial, Inc.	105,983,243	83.9%

1 Based on information as of May 19, 2023.

2 Applicable percentages based on shares of our common stock outstanding as of May 19, 2023.

46 | F&G Annuities & Life, Inc.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership as of May 19, 2023, of our common stock by:

●	Each of our directors and nominees for director;

●	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

●	All of our executive officers and directors as a group.

Name[1]	Number of Shares	Total	Percent of Total
William P. Foley, II2	1,037,065	1,037,065	*
Christopher Blunt	429,695	429,695	*
Raymond R. Quirk[3]	161,992	161,992	*
John Currier	41,163	41,163	*
Scott Cochran	41,140	41,140	*
Wendy JB Young	41,054	41,054	*
Michael J. Nolan[4]	35,995	35,995	*
John D. Rood	24,886	24,886	*
Douglas K. Ammerman	30,145	30,145	*
David Martin	14,198	14,198	*
Leena Punjabi	14,095	14,095	*
Douglas Martinez	8,409	8,409	*
Celina Wang Doka[5]	—	—	*
John Fleurant	—	—	*
All directors and officers (14 persons)	1,879,837	1,879,837	1.5%

*	Represents less than 1% of our common stock.

[1]	The business address of each beneficial owner is c/o F&G Annuities & Life, Inc., 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309.

[2]	Includes 152,668 shares of our common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole shareholders; 48,151 shares of our common stock owned by the Foley Family Charitable Foundation, and 86,076 shares held by BilCar LLC.

[3]	Includes 94,520 shares held by the Quirk 2002 Trust, and 3,209 shares held by the Raymond Quirk 2004 Trust.

[4]	Includes 753 shares held by the Michael J. Nolan Trust.

[5]	On or about July 5, 2023, Celina Wang Doka will be granted restricted shares of F&G common stock equal to $150,000 divided by the closing price of the Company’s common stock on the New York Stock Exchange on the date of the grant, rounded up to the nearest whole share, as a result of her appointment to our board of directors. This restricted stock award is granted under our omnibus plan and will vest proportionately each year over three years from the date of grant based upon continued service on our board, subject to the achievement of performance-based criteria.

F&G Annuities & Life, Inc. | 47

Securities Authorized for Issuance Under Equity Compensation Plans

Number of Securities
	Number of		Remaining Available for
	Securities to		Future Issuance Under
	be Issued Upon	Weighted Average	Equity Compensation Plans
	Exercise of	Exercise Price	(Excluding Securities to
	Outstanding	of Outstanding	be Issued Upon Exercise
Plan Category	Options, Warrants and Rights	Options, Warrants and Rights	of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	—	—	4,590,096[1]
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	4,590,096[1]

[1]	Subject to the terms of the 2022 F&G Omnibus Plan, we have authorized the issuance of up to 6 million shares of common stock. As of December 31, 2022, there were 1,409,904 shares of restricted stock outstanding under the 2022 F&G Omnibus Plan. Awards granted vest over a three-year period and have a performance restriction that must be met for shares awarded to vest. If the performance restriction is not satisfied during the measurement period all of the shares that do not satisfy the performance criteria will be forfeited to the Company for no consideration. See Note O – Employee Benefit Plans to our Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities Exchange Commission on February 27, 2023, for further information regarding these awards.

Certain Relationships and Related Party Transactions

Agreements with FNF

On March 16, 2022, FNF announced its intention to partially spin off F&G through a dividend to FNF shareholders. On December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of F&G. The purpose of the Spin-Off was to enhance and more fully recognize the overall market value of each company. FNF retained control of F&G through ownership of approximately 85% of F&G common stock.

We and FNF have overlapping executive officers and directors. William P. Foley, II, our executive Chairman, also serves as non-executive Chairman and is a director of FNF; Raymond Quirk, our director, has served as Executive Vice-Chairman of FNF since February 2022 and formerly served as Chief Executive Officer of FNF from December 2013 to February 2022; Michael J. Nolan, our director, has served as Chief Executive Officer of FNF since February 2022 and previously served as President of FNF from January 2016 to February 2022; Douglas K. Ammerman, our director, also serves as a director of FNF; and John D. Rood, our director also serves as a director of FNF. In order to govern certain of the ongoing relationships between us we have entered into certain agreements with FNF the terms of which are summarized below.

Corporate Services Agreement

On November 30, 2022, FNF entered into a Corporate Services Agreement with F&G. Pursuant to such agreement, FNF provides F&G with certain corporate services, including internal audit services, litigation and dispute management services, compliance services, corporate and transactional support services, Securities and Exchange Commission & reporting services, insurance and risk management services, human resources support services and real estate services. FNF will also provide knowledge transfer services and take such steps as are reasonably required to facilitate a smooth and efficient transition of records and responsibilities to F&G prior to the termination of the agreement. The Corporate Services Agreement terminates after the date upon which all corporate services or transition assistance have been terminated or upon the mutual agreement of the parties. F&G may terminate corporate services by providing 90 days written notice to FNF.

48 | F&G Annuities & Life, Inc.

Reverse Corporate Services Agreement

On November 30, 2022, F&G entered into a Reverse Corporate Services Agreement with FNF. Pursuant to such agreement, F&G provides FNF with certain services, including the services of certain F&G employees and investor relations services. F&G will also provide knowledge transfer services and take such steps as are reasonably required in order to facilitate a smooth and efficient transition of records and responsibilities to FNF prior to the termination of the agreement. The Reverse Corporate Services Agreement terminates after the date upon which all corporate services or transition assistance has been terminated or upon the mutual agreement of the parties. FNF may terminate corporate services by providing 90 days written notice to F&G.

Tax Sharing Agreement

On November 30, 2022, FNF entered into a Tax Sharing Agreement with F&G and its domestic subsidiaries. Pursuant to such agreement, FNF will file, and F&G and its domestic subsidiaries that are treated as corporations for U.S. federal income tax purposes, will join in the filing of, a consolidated U.S. federal income tax returns on behalf of FNF and its domestic subsidiaries. F&G and its subsidiaries will periodically make payments to FNF equal to the U.S. federal income taxes that F&G and its subsidiaries would otherwise be required to pay if each were to file a separate U.S. federal income tax return for the applicable tax period. F&G will pay to F&G and its subsidiaries any actual U.S. federal income tax savings attributable to any losses or tax credits generated by F&G and its subsidiaries and used by FNF and its subsidiaries. FNF will generally control the conduct of any tax examination, audit or challenge involving such consolidated tax returns. To the extent appropriate, the provisions of the Tax Sharing Agreement apply with the same force and effect to any state or local income tax liabilities that are computed on a combined, consolidated or unitary method. The Tax Sharing Agreement will generally remain in effect with respect to any taxable periods for which F&G and FNF are affiliated for U.S. federal income tax purposes until the expiration of the applicable statute of limitations.

Other Related Party Transactions

MVB Management, LLC (MVB Management) receives a participation fee from BIS in connection with assets of F&G and its subsidiaries that are managed by BIS. BIS also receives portfolio review and consulting services from MVB Management. This agreement was amended on March 10, 2023. BIS pays MVB Management a fee of approximately 15% of certain fees paid to BIS and its affiliates pursuant to the investment management agreements with BIS and pursuant to the amendment will be reduced by 50% with respect to assets under management relating to new business of the Company and its subsidiaries generated after March 31, 2023. BilCar, LLC, or BilCar (an affiliate of William Foley, the Executive Chairman and a director of the Company), has waived its right to receive any portion of payments made by BIS to MVB Management in respect of such assets under management relating to new business. F&G is not a party to the agreements between BIS and MVB Management and does not pay, and is not responsible for, any fees paid to MVB Management.

Also on March 10, 2023, concurrently with the execution of the amendment discussed above, F&G entered into an agreement with BilCar to pay BilCar the fees that it would have received through MVB Management from BIS over the 10-year period ending March 31, 2033.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it were related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

●	Any significant ownership interest in any supplier or customer;

●	Any consulting or employment relationship with any customer, supplier or competitor; and

●	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

F&G Annuities & Life, Inc. | 49

●	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

●	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

●	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in the related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

50 | F&G Annuities & Life, Inc.

Shareholder Proposals and Nominations

For a shareholder proposal to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2024, the written proposal must be received by F&G’s Corporate Secretary at F&G’s principal executive offices under either (1) Rule 14a-8 (a Rule 14 Proposal) under the Securities Exchange Act of 1934, as amended, or (2) the Bylaws (a Bylaws Proposal). A Rule 14 Proposal must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and must be received by F&G’s Corporate Secretary at 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309 no later than February 3, 2024. For a Bylaws Proposal, the shareholder must deliver a written notice of intent to propose such action in accordance with the Bylaws, which in general require that the notice be received by us not less than 120 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to shareholders. The proxy materials for the 2023 Annual Meeting were mailed on June 2, 2023. This means that for the F&G 2024 Annual Meeting, any such proposal must also be received no later than February 3, 2024.

If the date of the F&G 2024 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2023 Annual Meeting, the deadline for inclusion of proposals in F&G’s proxy statement is instead a reasonable period of time before F&G begins to print and mail its proxy materials. The persons designated as proxies by the Company in connection with the 2023 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than May 13, 2024, and must comply with the additional requirements of Rule 14a-19(b).

Other Matters

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, your proxy card confers discretionary authority on the persons named in your proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in your proxy card to vote the shares in accordance with their best judgment. Persons named in your proxy card to vote the shares in accordance with their best judgment.

Available Information

Our web address is www.fglife.com. Our electronic filings with the SEC (including all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and if applicable, amendments to those reports) will be available free of charge on the website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information posted on our website is not incorporated into this document.

The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to F&G Annuities & Life, Inc., 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Christopher Blunt
Chief Executive Officer

Dated: June 2, 2023

F&G Annuities & Life, Inc. | 51

52 | F&G Annuities & Life, Inc.

Annex A

Non-GAAP Financial Measures

Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, F&G believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are provided within.

Non-GAAP Financial Measures Definitions

Adjusted Net Earnings

Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period.

Adjusted net earnings is calculated by adjusting net earnings (loss) from continuing operations to eliminate:

(i)	Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effect of changes in fair value of the reinsurance related embedded derivative;

(ii)	Indexed product related derivatives: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost;

(iii)	Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (“VODA”)) recognized as a result of acquisition activities;

(iv)	Transaction costs: the impacts related to acquisition, integration and merger related items;

(v)	Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years.

(vi)	Amortization of actuarial intangibles and SOP 03-1 reserve offset: The intangibles amortization and SOP 03-1 change offsets related to the above mentioned adjustments; and

(vii)	Income taxes: the income tax impact related to the above mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction.

While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Annex A | F&G Annuities & Life, Inc. | 53

Assets Under Management (AUM)
AUM uses the following components:

(i)	total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP;

(ii)	related party loans and investments;

(iii)	accrued investment income;

(iv)	the net payable/receivable for the purchase/sale of investments; and

(v)	cash and cash equivalents excluding derivative collateral at the end of the period

The calculation of AUM is made by calculating the sum of the balances of the components listed above at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e. contractholder funds) within the Company’s consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

Reconciliation from Net Earnings to Adjusted Net Earnings[1,2]
($ in millions)	Year ended December 31, 2022

Net earnings (loss) from continuing operations	$ 481
Less preferred stock dividend	—
Net earnings (loss) from continuing operations attributable to common shareholders	$ 481
Non-GAAP adjustments[1]:
Realized (gains) and losses, net
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	446
Change in allowance for expected credit losses	24
Change in fair value of reinsurance related embedded derivatives	(352)
Change in fair value of other derivatives and embedded derivatives	(1)
Recognized (gains) losses, net	117
Indexed product related derivatives	(354)
Purchase price amortization	21
Transaction costs and other non-recurring items	10
Amortization of actuarial intangibles and SOP-03-1 reserve offset on non-GAAP adjustments	6
Income taxes on non-GAAP adjustments	64
Adjusted net earnings[1,2]	$ 345

[1]	Refer to "Non-GAAP Financial Measures Definitions."

[2]	See Adjusted Net Earnings within Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the fiscal year ended December 31, 2022 which is in this Annual Report, for further information regarding significant changes in Adjusted Net Earnings over the periods presented.

54 | F&G Annuities & Life, Inc. | Annex A

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V18699-P95471 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. F&G ANNUITIES & LIFE, INC. 801 GRAND AVENUE, SUITE 2600 DES MOINES, IOWA 50309 Nominees: 01) John D. Rood 02) Michael J. Nolan 03) Douglas Martinez 1. Election of three Class I directors to serve until the 2026 annual meeting of shareholders. F&G ANNUITIES & LIFE, INC. The Board of Directors recommends you vote FOR ALL for Proposal 1: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Selection, on a non-binding advisory basis, of the frequency (annual or "1 Year," biennial or "2 Years," triennial or "3 Years") with which we solicit future non-binding advisory votes on the compensation paid to our named executive officers. 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year. The Board of Directors recommends you vote FOR Proposals 2 and 4 and 1 YEAR on Proposal 3: NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Time on July 11, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FG2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Time on July 11, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V18700-P95471 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. F&G Annuities & Life, Inc. Meeting Information 2023 Annual Meeting of Shareholders July 12, 2023 11:00 a.m. Central Time www.virtualshareholdermeeting.com/FG2023 F&G ANNUITIES & LIFE, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF F&G ANNUITIES & LIFE, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 12, 2023 The undersigned hereby appoints the Chief Executive Officer, President and Corporate Secretary of F&G Annuities & Life, Inc. ("F&G"), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock held of record by the undersigned as of May 19, 2023, at the Annual Meeting of Shareholders to be held on July 12, 2023 at 11:00 a.m. Central Time, or any postponement or adjournment thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/FG2023. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side